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                                                                   EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this joint registration statement of Gables Residential Trust and Gables Realty Limited Partnership on Form S-3 of our reports dated March 14, 2003 (which reports express an unqualified opinion and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," and No. 145, "Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections"), except for Notes 5, 10, and 15 as it relates to Gables Residential Trust and Notes 5, 10, and 14 as it relates to Gables Realty Limited Partnership, as to which the date is September 5, 2003, appearing in the Current Reports on Form 8-K of both Gables Residential Trust and Gables Realty Limited Partnership dated September 15, 2003 and to our reports on the related financial statement schedules appearing in the Annual Reports on Form 10-K of both Gables Residential Trust and Gables Realty Limited Partnership for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the combined prospectus, which is part of this joint registration statement.

                                    /s/ Deloitte & Touche LLP

Atlanta, Georgia
September 17, 2003